Exhibit 10.1
FIFTH AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
     THIS FIFTH AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated this 2nd day of December, 2010 (the “Agreement”), is entered into by and between HEALTH CARE REIT, INC., a Delaware corporation, (the “Corporation”), and GEORGE L. CHAPMAN (the “Executive”) and is effective January 31, 2011.
     WHEREAS, the Corporation and the Executive entered into an Employment Agreement, effective January 1, 1997, which Employment Agreement was amended and restated, effective January 1, 2000, further amended and restated, effective January 1, 2004, further amended and restated, effective January 1, 2007, further amended and restated, effective January 1, 2009, and extended to January 31, 2011; and
     WHEREAS, the Corporation wishes to assure itself of the services of the Executive for the period provided in this Agreement, and the Executive is willing to serve in the employ of the Corporation for such period upon the terms and conditions set forth in this Agreement.
     NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties, intending to be legally bound, hereby agree as follows:
     1. EMPLOYMENT
          The Corporation hereby agrees to employ the Executive as the Corporation’s Chairman, Chief Executive Officer and President, upon the terms and conditions herein contained, and the Executive hereby agrees to accept such employment and to serve as the Corporation’s Chairman, Chief Executive Officer and President, and to perform the duties and functions customarily performed by the Chairman, Chief Executive Officer and President of a publicly traded corporation.
          In such capacities, the Executive shall report only to the Corporation’s Board of Directors, and shall have the powers and responsibilities set forth in the Corporation’s By-Laws as well as such additional powers and responsibilities consistent with his position as the Board of Directors may assign to him.
          Throughout the Term (defined below) of this Agreement, the Executive shall devote his best efforts and all of his business time and services to the business and affairs of the Corporation.
     2. TERM OF AGREEMENT
          The term of employment under this Agreement shall expire on January 31, 2014 (the “Three Year Term”). Upon the expiration of the Three Year Term, the term of employment hereunder shall automatically be extended without further action by the parties for an additional three-year renewal term, unless either party shall give at least six (6) months’ advance written notice to the other of his or its intention that this Agreement shall terminate upon the expiration of the Three Year Term. The “Three Year Term,” as it may be extended by the renewal term, is sometimes referred to herein as the “Term.”
          The Corporation shall be entitled to terminate this Agreement immediately for any reason, subject to the continuing obligations of the Corporation under this Agreement.
     3. BASE COMPENSATION AND BONUS
          (a) The Executive shall receive base compensation during the Term of this Agreement of not less than $653,145.00 in cash (“Base Compensation”). The Executive shall receive no less than such Base Compensation per annum for subsequent years during the Term. Such amounts shall be payable in substantially equal semi-monthly installments. Subject to the terms of this Agreement, during the Term, the Compensation Committee of the Board shall consult with the Executive and review the Executive’s Base Compensation at annual intervals, and may adjust the Executive’s annual Base Compensation from time to time.
          (b) The Executive shall also be eligible to receive an annual bonus from the Corporation each year during the Term of this Agreement, with the actual amount of such bonus to be determined by the Compensation Committee of the Corporation’s Board, using such performance measures as the Committee deems to be appropriate. Such bonus, if any, shall be paid to the Executive no later than sixty (60) days after the end of the year to which the bonus relates.
     4. ADDITIONAL COMPENSATION AND BENEFITS
          The Executive shall receive the following additional compensation and welfare and fringe benefits during the term:
               (a) Special Extension Award. In consideration of the Executive’s agreement to extend his service, the Executive shall receive $1,000,000 in shares of Health Care REIT, Inc. common stock, par value, $1.00 per share (“HCN Shares”) on January 31, 2011 and on an annual basis for each calendar year during the Term of this Agreement. Other than the HCN Shares to be issued on January 31, 2011, the HCN Shares shall be issued each January after the end of the calendar year to which such HCN Shares relate, or at such other times as the Compensation Committee and the Executive shall mutually agree (but in no event later than the March 15 following the end of the calendar year to which such HCN Shares relate).
               (b) Stock Options and Other Long-Term Incentives. The Executive has been granted nonstatutory stock options and shares of restricted stock pursuant to the terms of the Corporation’s 2005 Long-Term Incentive Plan (the “Plan”). During the Term of the Agreement, any additional stock options, restricted stock or other awards under the Plan or as it may be amended, replaced or augmented, shall be at the discretion of the Corporation’s Compensation Committee (or the Corporation’s Board if required by any rule or regulation).

               (c) Health Insurance. During the Term of this Agreement, the Corporation shall provide the Executive and his dependents with health insurance coverage no less favorable than that from time to time made available to other key employees.
               (d) Vacation. During the Term of this Agreement, the Executive shall be entitled to up to six (6) weeks of vacation during each year of the Term of this Agreement.
               (e) Medical Examinations. During the Term of this Agreement, the Corporation shall pay or reimburse the Executive for the cost of an annual physical examination by a physician acceptable to the Executive.
               (f) Business Expenses. During the Term of this Agreement, the Corporation shall reimburse the Executive for all reasonable expenses he incurs in promoting the Corporation’s business, including expenses for travel and similar items, upon presentation by the Executive from time to time of an itemized account of such expenditures.
               (g) In addition to any other compensation and welfare and fringe benefits that may be made available to the Executive during the Term, the Executive shall be eligible during the Term to participate in the Corporation’s supplemental executive retirement plan. Also, the Executive shall be eligible during the Term to participate in retirement plans of the Corporation as are applicable generally to other officers, and welfare and fringe benefit plans, programs, practices and policies of the Corporation as are generally applicable to other key employees, unless such participation would duplicate benefits already accorded to the Executive.
     5. PAYMENTS UPON TERMINATION
          (a) Involuntary Termination or Termination by Executive for Good Reason (as defined below). If the Executive’s employment is involuntarily terminated by the Corporation or terminated by the Executive for Good Reason during the Term of this Agreement, the Executive shall be entitled to the following:
               (i) Base Compensation accrued through the date of termination and the pro-rated portion of the HCN Shares that the Executive would have earned for the year in which the termination occurs (if he had remained employed for the entire year), based on the number of days in such year that had elapsed as of the termination date;
               (ii) any accrued but unpaid vacation pay through the date of termination;
               (iii) any bonuses earned but unpaid with respect to fiscal years or other completed periods preceding the termination date;
               (iv) any nonforfeitable benefits payable to the Executive under the terms of any deferred compensation, incentive or other benefit plans maintained by the Corporation, payable in accordance with the terms of the applicable plan;
               (v) any pro-rated portion of the annual bonus that the Executive would have earned for the year in which the termination occurs (if he had remained employed for the entire year), based on the number of days in such year that had elapsed as of the termination date;

               (vi) all stock options, restricted stock or other awards granted to the Executive under any deferred compensation, incentive or other benefit plan maintained by the Corporation shall become fully vested and earned and payable and, in the case of stock options, exercisable in full;
               (vii) continued coverage at the Corporation’s expense under any life, health and disability insurance programs maintained by the Corporation in which the Executive participated at the time of his termination for the remaining Term of the Agreement (but not less than twelve (12) months and not more than the period during which the Executive would be entitled to continuation coverage under Section 4980B of the Internal Revenue Code, as amended (the “Code”), if the Executive elected such coverage and paid the applicable premiums), or until, if earlier, the date the Executive obtains comparable coverage under benefit plans maintained by a new employer.
               (viii) a lump sum severance payment equal to the present value of a series of monthly severance payments for each month during the remaining Term of this Agreement, but not less than twenty-four (24) months (the “Severance Period”), each in an amount equal to one-twelfth (1/12th) of the sum of (A) the Executive’s Base Compensation, as in effect on the date of termination, and (B) the greater of (x) the highest of the annual bonuses paid to the Executive for the last three (3) fiscal years preceding the termination date or (y) a minimum bonus equal to one hundred percent (100%) of his Base Compensation. Such present value shall be calculated using a discount rate equal to the interest rate on 90-day Treasury bills, as reported in the Wall Street Journal (or similar publication) on the date of involuntary termination. If the Executive obtains a replacement position with any new employer (including a position as an officer, employee, consultant, or agent, or self-employment as a partner or sole proprietor), the Executive shall be obligated to repay to the Corporation an amount equal to all amounts the Executive receives as compensation for services performed during the Severance Period; provided however, that the aggregate repayment obligation shall not exceed the amount of the lump sum payment under this paragraph. The Executive shall be under no duty to mitigate the amounts owed to him under this paragraph by seeking such a replacement position.
               All cash payments required to be paid pursuant to this Section (other than severance) shall be made to the Executive within sixty (60) days following the date of such termination and shall be in the form of a bank cashier’s check. The lump sum severance payment described in the preceding subsection (viii) shall also be paid within sixty (60) days, except to the extent a delayed payment is required by Section 8 below.
          For purposes of this Agreement, “Good Reason” shall mean: (1) the assignment of Executive to a position other than the Chairman, Chief Executive Officer and President of the Corporation during the Term (not including, however, if reassignment is because the roles of Chairman and Chief Executive Officer are required to be separated by law or regulation); (2) the assignment of duties materially inconsistent with such position if such change in assignment constitutes (x) a material diminution in the Executive’s authority, duties or responsibilities; (y) a change in the reporting structure such that the Executive is directed to report to anyone other than the Corporation’s Board of Directors; or (z) a material breach by the Corporation of this Agreement; provided, however, with respect to clauses (1) or (2) above, the Executive must have notified the Corporation within the first ninety (90) days following the initial date of such change in assignment or reporting duties that he regarded such change in assignment or reporting duties as grounds justifying resignation for Good Reason under this paragraph and the Corporation must have failed to cure such change in assignment or reporting duties within ninety (90) days following its receipt of such notice from the Executive; and provided further, the Executive must have resigned under this paragraph within one (1) year following the initial existence of a change in assignment or reporting duties described herein.
          (b) Disability. The Corporation shall be entitled to terminate the Executive’s employment if the Board determines that the Executive has been unable to attend to his duties for at least ninety (90) days because of a medically diagnosable physical or mental condition, and has received a written opinion from a physician acceptable to the Board that such condition prevents the Executive from resuming full performance of his duties and is likely to continue for an indefinite period. Upon such termination, the Executive shall be entitled to the following:
               (i) Base Compensation accrued through the date of termination and the pro-rated portion of the HCN Shares that the Executive would have earned for the year in which the termination occurs (if he had remained employed for the entire year), based on the number of days in such year that had elapsed as of the termination date;
               (ii) any accrued but unpaid vacation pay through the date of termination;
               (iii) any bonuses earned but unpaid with respect to fiscal years or other completed periods preceding the termination date;
               (iv) any nonforfeitable benefits payable to the Executive under the terms of any deferred compensation, incentive or other benefit plans maintained by the Corporation, payable in accordance with the terms of the applicable plan;
               (v) any pro-rated portion of the annual bonus that the Executive would have earned for the year in which the termination occurs (if he had remained employed for the entire year), based on the number of days in such year that had elapsed as of the termination date;
               (vi) all stock options, restricted stock or other awards granted to the Executive under any deferred compensation, incentive or other benefit plan maintained by the Corporation shall become fully vested and earned and payable and, in the case of stock options, exercisable in full;
               All cash payments required to be paid pursuant to this Section shall be made to the Executive within sixty (60) days following the date of such termination and shall be in the form of a bank cashier’s check.
          (c) Termination for Cause. If the Executive’s employment is terminated by the Corporation for Cause, the Executive shall be entitled to the following:
               (i) Base Compensation accrued through the date of termination and the pro-rated portion of the HCN Shares that the Executive would have earned for the year in which the termination occurs (if he had remained employed for the entire year), based on the number of days in such year that had elapsed as of the termination date;

               (ii) any accrued but unpaid vacation pay through the date of termination;
               (iii) any bonuses earned but unpaid with respect to fiscal years or other completed periods preceding the termination date; and
               (iv) any nonforfeitable benefits payable to the Executive under the terms of any deferred compensation, incentive or other benefit plans maintained by the Corporation, payable in accordance with the terms of the applicable plan.
               All cash payments required to be paid pursuant to this Section shall be made to the Executive within sixty (60) days following the date of such termination and shall be in the form of a bank cashier’s check.
          For purposes of this Agreement, “Cause” shall mean: (1) action by the Executive involving willful disloyalty to the Corporation, such as embezzlement, fraud, misappropriation of corporate assets or a breach of the covenants set forth in Section 9 herein; (2) the Executive being convicted of a felony; (3) the Executive being convicted of any crime or offense that is not a felony but was (x) committed in connection with the performance of his duties hereunder or (y) involved moral turpitude; or (4) the intentional and willful failure by the Executive to substantially perform his duties hereunder as directed by the Board (other than any such failure resulting from the Executive’s incapacity due to physical or mental disability) after a demand for substantial performance is made by the Board of Directors. A termination of employment shall not be deemed for Cause unless and until (x) there shall have been delivered to the Executive a notice describing in reasonable detail the particulars giving rise to a termination for Cause, and (y) in the case of termination pursuant to clauses (1) or (4) above, if no cure has occurred by the forty-fifth (45th) day after notice was given.
          (d) Voluntary Termination or Resignation by the Executive. If the Executive voluntarily terminates (but not by reason of expiration of the Term) or resigns his employment, the Executive shall be entitled to the following:
               (i) Base Compensation accrued through the date of termination and the pro-rated portion of the HCN Shares that the Executive would have earned for the year in which the termination occurs (if he had remained employed for the entire year), based on the number of days in such year that had elapsed as of the termination date;
               (ii) any accrued but unpaid vacation pay through the date of termination;
               (iii) any bonuses earned but unpaid with respect to fiscal years or other completed periods preceding the termination date; and
               (iv) any nonforfeitable benefits payable to the Executive under the terms of any deferred compensation, incentive or other benefit plans maintained by the Corporation, payable in accordance with the terms of the applicable plan.
               All cash payments required to be paid pursuant to this Section shall be made to the Executive within sixty (60) days following the date of such termination and shall be in the form of a bank cashier’s check.

               (e) Termination upon Expiration of the Term. If the Executive’s employment terminates as a result of the expiration of the Term of this Agreement, the Executive shall be entitled to the following:
                    (i) Base Compensation accrued through the date of termination;
                    (ii) any accrued but unpaid vacation pay through the date of termination;
                    (iii) any bonuses earned but unpaid with respect to fiscal years or other completed periods preceding the termination date; and
                    (iv) any nonforfeitable benefits payable to the Executive under the terms of any deferred compensation, incentive or other benefit plans maintained by the Corporation, payable in accordance with the terms of the applicable plan.
                    All cash payments required to be paid pursuant to this Section shall be made to the Executive within sixty (60) days following the date of such termination and shall be in the form of a bank cashier’s check.
     6. CHANGE IN CORPORATE CONTROL
          (a) If at any time during the period of twenty-four (24) consecutive months following the occurrence of a Change in Corporate Control (as defined below), and during the Term of this Agreement, the Executive is involuntarily terminated (other than for Cause), or resigns his employment for Good Reason, the Executive shall be entitled to the following:
               (i) Base Compensation accrued through the date of termination and the pro-rated portion of the HCN Shares that the Executive would have earned for the year in which the termination occurs (if he had remained employed for the entire year), based on the number of days in such year that had elapsed as of the termination date;
               (ii) any accrued but unpaid vacation pay through the date of termination;
               (iii) any bonuses earned but unpaid with respect to fiscal years or other completed periods preceding the termination date;
               (iv) any nonforfeitable benefits payable to the Executive under the terms of any deferred compensation, incentive or other benefit plans maintained by the Corporation, payable in accordance with the terms of the applicable plan;
               (v) any pro-rated portion of the annual bonus that the Executive would have earned for the year in which the termination occurs (if he had remained employed for the entire year), based on the number of days in such year that had elapsed as of the termination date;
               (vi) all stock options, restricted stock or other awards granted to the Executive under any deferred compensation, incentive or other benefit plan maintained by the Corporation shall become fully vested and earned and payable and, in the case of stock options, exercisable in full;
               (vii) continued coverage at the Corporation’s expense under any life, health and disability insurance programs maintained by the Corporation in which the Executive participated at the time of his termination for the remaining Term of the Agreement (but not less than twelve (12) months and not more than the period during which the Executive would be entitled to continuation coverage under Section 4980B of the Internal Revenue Code, as amended (the “Code”), if the Executive elected such coverage and paid the applicable premiums), or until, if earlier, the date the Executive obtains comparable coverage under benefit plans maintained by a new employer; and
               (viii) a lump sum severance payment equal to the present value of a series of monthly severance payments for thirty-six (36) months, each in an amount equal to one-twelfth (1/12th) of the sum of (A) the Executive’s Base Compensation, as in effect at the time of the Change in Corporate Control, and (B) the greater of (x) the highest of the annual bonuses paid to the Executive for the last three (3) fiscal years of the Corporation ending prior to the Change in Corporate Control or (y) a minimum bonus equal to one hundred percent (100%) of the Executive’s Base Compensation. Such present value shall be calculated using a discount rate equal to the interest rate on 90-day Treasury bills, as reported in the Wall Street Journal (or similar publication) on the date of the Change in Corporate Control.
               All cash payments required to be paid pursuant to this Section (other than severance) shall be made to the Executive within sixty (60) days following the date of such termination and shall be in the form of a bank cashier’s check. The lump sum severance payment described in the preceding subsection (viii) shall also be paid within sixty (60) days, except to the extent a delayed payment is required by Section 8 below.
          (b) For purposes of this Agreement, a “Change in Corporate Control” shall mean:
               (i) the acquisition in one or more transactions of more than twenty percent (20%) of the Corporation’s outstanding common stock (or the equivalent in voting power of any class or classes of securities of the Corporation entitled to vote in elections of directors) by any corporation, or other person or group (within the meaning of Section 14(d)(3) of the Securities Exchange Act of 1934, as amended), except for acquisitions of the Corporation’s outstanding common stock by (A) the Corporation or an affiliate or subsidiary of the Corporation, (B) an employee benefit plan (or any trust forming a part thereof) of the Corporation, or (C) an underwriter temporarily holding securities of the Corporation pursuant to an offering of such securities;
               (ii) Stockholder approval of a plan for the liquidation or sale of substantially all of the assets of the Corporation;
               (iii) The consummation of any merger or consolidation involving the Corporation, unless (A) the stockholders of the Corporation, immediately before such merger or consolidation, own, directly or indirectly, immediately following such merger or consolidation, more than fifty percent (50%) of the then outstanding shares of common stock (or the equivalent in voting power of any class or classes of securities of the corporation entitled to vote in elections of directors) of the corporation resulting from such merger or consolidation (the “Surviving Company”) in substantially the same proportion as their ownership of the Corporation’s outstanding common stock (or the equivalent in voting power of any class or classes of securities of the Corporation entitled to vote in elections of directors) immediately before such merger or consolidation, and (B) the persons who were Continuing Directors (as defined below)

immediately prior to the execution of the agreement providing for such merger or consolidation constitute more than fifty percent (50%) of the members of the Board of Directors of the Surviving Company; or
               (iv) During any twenty-four (24) month period, individuals who, as of the beginning of such period, constitute the Board of Directors (the “Continuing Directors”) cease for any reason to constitute at least a majority of the Board. For this purpose, any person who is nominated for election as a member of the Board after January 29, 2010 shall also be considered a “Continuing Director” if, and only if, his or her nomination for election to the Board of Directors is approved or recommended by a majority of the members of the Board (or of the relevant Nominating Committee) and at least five (5) members of the Board are themselves Continuing Directors at the time of such nomination; provided, however, that a director elected to the Board as part of a threatened or actual proxy contest, including by reason of an agreement intended to avoid or settle any threatened or actual proxy contest, shall not be considered a “Continuing Director” even if his or her nomination for election to the Board is approved or recommended by a majority of the members of the Board (or of the relevant Nominating Committee).
          (c) Notwithstanding anything else in this Agreement, if any payment, accelerated vesting or other benefit provided by the Corporation to the Executive in connection with a Change in Corporate Control, whether paid or payable pursuant to the terms of this Agreement or otherwise (a “Parachute Payment”) is determined to be a parachute payment subject to the excise tax imposed by Section 4999 of the Code or any other tax having the same effect (such excise tax or other tax, together with any interest and penalties incurred by the Executive with respect to such taxes, are collectively referred to herein as the “Excise Tax”), and if reducing the amount of the payments would result in greater benefits to the Executive (after taking into consideration the payment by the Executive of all income and excise taxes that would be owing as a result of the Parachute Payment), the payments will be reduced by the amount necessary to maximize the benefits received by the Executive, determined on an after-tax basis.
          (d) If any dispute arises between the Corporation (or any successor) and the Executive regarding Executive’s right to payments under this Section the Executive shall be entitled to recover his attorneys fees and costs incurred in connection with such dispute. The following additional terms and conditions shall apply to the reimbursement of any attorneys fees and costs: (i) the attorneys fees and costs must be incurred by the Executive within five years following the date of the Executive’s termination or resignation; (ii) the attorneys fees and costs shall be paid by the Corporation by the end of the taxable year following the year in which the attorneys fees and costs were incurred; (iii) the amount of any attorneys fees and costs paid by the Corporation in one taxable year shall not affect the amount of any attorneys fees and costs to be paid by the Corporation in any other taxable year; and (iv) the Executive’s right to receive attorneys fees and costs may not be liquidated or exchanged for any other benefit.
     7. DEATH
          If the Executive dies during the Term of this Agreement, the Corporation shall pay to the Executive’s estate the following:

               (i) Base Compensation accrued through the date of death and the pro-rated portion of the HCN Shares that the Executive would have earned for the year in which the death occurs (if he had remained employed for the entire year), based on the number of days in such year that had elapsed as of the date of death;
               (ii) any accrued but unpaid vacation pay through the date of death;
               (iii) any bonuses earned but unpaid with respect to fiscal years or other completed periods preceding the date of death;
               (iv) any nonforfeitable benefits payable to the Executive under the terms of any deferred compensation, incentive or other benefit plans maintained by the Corporation, payable in accordance with the terms of the applicable plan;
               (v) any pro-rated portion of the annual bonus that the Executive would have earned for the year in which the death occurs (if he had remained employed for the entire year), based on the number of days in such year that had elapsed as of the date of death; and
               (vi) all stock options, restricted stock or other awards granted to the Executive under any deferred compensation, incentive or other benefit plan maintained by the Corporation, payable in accordance with the terms of the applicable plan.
               All cash payments required to be paid pursuant to this Section shall be made to the estate within sixty (60) days following the date of death and shall be in the form of a bank cashier’s check.
     8. WITHHOLDING AND SECTION 409A COMPLIANCE
          The Corporation shall, to the extent permitted by law, have the right to withhold and deduct from any payment hereunder any federal, state or local taxes of any kind required by law to be withheld with respect to any such payment.
          This Agreement is intended to comply with the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent. The payments to the Executive pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury Regulation Section 1.409A-1(b)(4). In the event the terms of this Agreement would subject the Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Corporation and the Executive shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible. To the extent any amounts under this Agreement are payable by reference to Executive’s “termination,” “termination of employment,” or similar phrases, such term shall be deemed to refer to the Executive’s “separation from service” (as defined in Treasury Regulation Section 1.409A-1(h) (without regard to any permissible alternative definition thereunder) with the Corporation and all entities treated as a single employer with the Corporation under Sections 414(b) and (c) of the Code but substituting a 50% ownership level for the 80% ownership level set forth therein). Notwithstanding any other provision in this Agreement, if the Executive is a “Specified Employee” (as defined Treasury Regulation Section 1.409A-1(i) on December 31st of the prior calendar year), as of the date of the Executive’s separation from service, then to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon the Executive’s separation from service and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of the Executive’s separation from service, such payment shall be delayed and paid to the Executive, together with interest at an annual rate equal to the interest rate specified by KeyBank for a six-month certificate of deposit, on the first day of the first calendar month beginning at least six months following the date of termination, or, if earlier, within ninety (90) days following the Executive’s death to the Executive’s surviving spouse (or such other beneficiary as the Executive may designate in writing). Any reimbursement or advancement payable to the Executive pursuant to this Agreement shall be conditioned on the submission by the Executive of all expense reports reasonably required by the Corporation under any applicable expense reimbursement policy, and shall be paid to the Executive within thirty (30) days following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which the Executive incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.
     9. PROTECTION OF CONFIDENTIAL INFORMATION
          The Executive agrees that he will keep all confidential and proprietary information of the Corporation or relating to its business confidential, and that he will not (except with the Corporation’s prior written consent), while in the employ of the Corporation or thereafter, disclose any such confidential information to any person, firm, corporation, association or other entity, other than in furtherance of his duties hereunder, and then only to those with a “need to know.” The Executive shall not make use of any such confidential information for his own purposes or for the benefit of any person, firm, corporation, association or other entity (except the Corporation) under any circumstances during or after the Term. The foregoing shall not apply to any information that is already in the public domain or is generally disclosed by the Corporation.
          The Executive recognizes that because his work for the Corporation may bring him into contact with confidential and proprietary information of the Corporation, the restrictions of this Section 9 are required for the reasonable protection of the Corporation and its investments and for the Corporation’s reliance on and confidence in the Executive.
     10. COVENANT NOT TO COMPETE
          The Executive hereby agrees that he will not, either during the employment Term or during the period of one (1) year from the time the Executive’s employment under this Agreement is terminated by him voluntarily (except that termination upon expiration of the Term shall not be considered “voluntary” for purposes of this section) or by the Corporation for Cause, engage in any business activities on behalf of any enterprise that competes with the Corporation in the business of the passive ownership of health care facilities, or passive investing in or lending to health care-related enterprises. The Executive will be deemed to be engaged in such competitive business activities if he participates in such a business enterprise as an employee, officer, director, consultant, agent, partner, proprietor, or other participant; provided that the ownership of no more than two percent (2%) of the stock of a publicly traded corporation engaged in a competitive business shall not be deemed to be engaging in competitive business activities.
          The Executive agrees that he shall not, for a period of one year from the time his employment under this Agreement ceases (for whatever reason), or, if later, during any period in which he is receiving any severance or change in control payments, solicit any employee or full-time consultant of the Corporation for the purposes of hiring or retaining such employee or consultant.
     11. INJUNCTIVE RELIEF
          The Executive acknowledges and agrees that it would be difficult to fully compensate the Corporation for damages resulting from the breach or threatened breach of the covenants set forth in Sections 9 and 10 of this Agreement and accordingly agrees that the Corporation shall be entitled to temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such provisions in any action or proceeding instituted in the United States District Court for the Northern District of Ohio or in any court in the State of Ohio having subject matter jurisdiction. This provision with respect to injunctive relief shall not, however, diminish the Corporation’s right to claim and recover damages.
          It is expressly understood and agreed that although the parties consider the restrictions contained in this Agreement to be reasonable, if a court determines that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction on the activities of the Executive, no such provision of this Agreement shall be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such extent as such court may judicially determine or indicate to be reasonable.
     12. NOTICES
          All notices or communications hereunder shall be in writing and sent by overnight courier, certified mail, or registered mail (return receipt requested), postage prepaid, addressed as follows (or to such other address as such party may designate in writing from time to time):

If to the Corporation:

Health Care REIT, Inc.
4500 Dorr Street
Toledo, OH 43615
Attention:	Jeffrey H. Miller, Executive Vice President-Operations
and General Counsel

If to the Executive:

George L. Chapman
408 E. Broadway Street
Maumee, Ohio 43537

The actual date of mailing, as shown by a mailing receipt therefor, shall determine the time at which notice was given.
     13. SEPARABILITY
          If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.
     14. ASSIGNMENT
          This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Executive and the assigns and successors of the Corporation, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Executive.
     15. ENTIRE AGREEMENT
          This Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Corporation and the Executive. The Agreement may be amended at any time by mutual written agreement of the parties hereto.
     16. GOVERNING LAW
          This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of Ohio.

          IN WITNESS WHEREOF, the Corporation has caused this Agreement to be duly executed, and the Executive has hereunto set his hand, as of the day and year first above written.

Attest:	HEALTH CARE REIT, INC.

/s/Erin C. Ibele	By:	/s/Jeffrey H. Miller

Erin C. Ibele, Senior Vice President-		Jeffrey H. Miller, Executive Vice
Administration and Corporate Secretary		President-Operations and General Counsel

Witness:	EXECUTIVE:

/s/Erin C. Ibele	/s/George L. Chapman

George L. Chapman